Exhibit 10.1

November 25, 2025

VERDERA ENERGY CORP.

1200 – 750 West Pender Street

Vancouver, BC

V6C 2T8

Re:	Share Purchase Agreement dated March 17, 2025, among Verdera Energy Corp. (the “Purchaser”), Encore Energy Corp. (the “Vendor”), and NM Energy Holding Canada Corp. (the “Share Purchase Agreement”)

This side letter (“Side Letter”) between the Purchaser and the Vendor is entered into in connection with the Share Purchase Agreement. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Share Purchase Agreement.

By execution and delivery of this Side Letter, the Parties hereby extend the Going Public Outside Date to February 23, 2026.

This Side Letter may be executed and delivered in one or more counterparts and electronically, each of which when executed and delivered shall be deemed an original. All counterparts electronically delivered shall together be deemed to constitute one and the same agreement. Once executed and delivered, this Side Letter (a) constitutes a binding agreement between the Purchaser and the Vendor, (b) shall enure to the benefit of and be binding upon each of the Purchaser and the Vendor, and their successors and any permitted assigns, including the Resulting Issuer, and (c) shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal Laws of Canada applicable therein.

IN WITNESS WHEREOF this Agreement has been executed by the Purchaser and the Vendor as of the date first above written.

VERDERA ENERGY CORP.

By:	/s/ Janet Lee Sheriff
Authorized Signing Authority

ENCORE ENERGY CORP.

By:	/s/ Robert J. Willette
Authorized Signing Authority